Exhibit 10.51

ING

ING INSURANCE US

230 Park Avenue, 13th Floor

New York, New York 10169

Robert Leary

President and Chief Operating Officer

May 27, 2011

Maliz Beams

[home address]

Dear Maliz,

I am very pleased to extend an offer of employment with ING (herein referred to as the Company*)! The purpose of this letter is to set forth the provisions of our offer for the position of Chief Executive Officer, ING Retirement. We ask that the provisions set forth in this letter remain confidential and, unless otherwise directed, any questions you have regarding these provisions should be discussed with me.

Start Date: Your start date will be June 1, 2011.

Base Salary: Your annual base salary will be $600,000 payable semi-monthly in accordance with the Company’s regular payroll practices. You will be scheduled for a performance review at our next common anniversary date of March 2012, and annually thereafter. The Company reserves the right to review and adjust compensation to reflect what is appropriate for each position and consistent with your performance.

Incentive Compensation Plan: You will be eligible to participate in the Company’s Incentive Compensation Plan (ICP) starting on your start date. For the 2011 plan year, your ICP award opportunity will be prorated based on your start date. ICP awards are typically paid in March following each plan year. Your target incentive award is 125% of your base salary. Please note that we recently implemented an ICP deferral program, pursuant to which ICP awards above Euro 100,000 are subject to partial deferral. The deferral amounts start at 10% of the total award for total ICP awards between Euro 100,000 and Euro 200,000. The deferral percentage increases by 10 percentage points on the incremental amount for each Euro 100,000 above Euro 200,000 up to a maximum of 50 percent. Deferred amounts are converted into ING Group stock and vest ratably over three years, subject to the terms and conditions of the deferral plan. Please note that ICP awards are not guaranteed. The ICP is a discretionary plan and the Company reserves the right to modify or discontinue the plan at any time.

Long-Term Incentive Program: You will be eligible to participate in the Company’s long-term incentive plan called Long-term Sustainable Performance Plan (LSPP). The LSPP makes grants of ING performance shares that vest under the terms of the LSPP, and, depending on the circumstances, of ING shares of restricted stock that also vest under the terms of the plan. Your annual target economic value will be 125% of your base salary under the same terms and conditions as similarly situated employees. Grants under this plan are made annually, typically in March.

As an added feature of your compensation package, ING will make a special grant in September, 2011 of ING performance shares under the LSPP equal in value on the date of grant to 125% of your annual base salary ($750,000), that will vest ratably and be paid based on performance as set forth under the terms of the LSPP. You will be eligible for another grant on our normal grant date in March 2012 and then annually thereafter. ING LSPP grants are reviewed each year and are not guaranteed; therefore, your ongoing participation is at the discretion of the Company. The LSPP is a discretionary plan and the Company reserves the right to modify or discontinue the plan at any time.

Special Deal Incentive Award: You will be eligible to receive a special one-time deal incentive award with an aggregate value of $1,500,000 (the “Deal Incentive Award”). While the specific terms and conditions of this Deal Incentive Award are still under review and have not been finalized, the current thinking is that the value of your Deal Incentive Award would be converted into restricted shares of the company holding the US Insurance businesses (“Newco”) at the time of its initial public offering (“IPO”), that your Newco shares would vest in two 50% tranches over a period (or periods) of time and upon the satisfaction of certain conditions, and would be subject to a further mandatory holding period after their vesting dates (provided, however, that sufficient shares may be sold to cover the payment of taxes due upon vesting).

In the event there were to be no IPO and Newco instead were divested by means of a trade sale, then 50% of the value of the Deal Incentive Award would be paid to you in cash upon the date of closing of such disposition (the “Closing Date”), provided you are employed by the Company on such Closing Date, and the remaining 50% of the Deal Incentive Award would be paid to you in cash on the first anniversary of the Closing Date (the “First Anniversary”), provided you are still employed by the Company (defined to include its successor for purposes of this section) on the date of the First Anniversary. If you are terminated for reasons other than Cause by the Company, or by any of its successors, during the period after the Closing Date and prior to the First Anniversary, then the remaining 50% of the Deal Incentive Award would immediately vest and be payable to you upon your date of involuntary termination for reasons other than Cause.

If you are not employed by the Company at the end of the lock-up period relating to the Newco IPO (i.e., such date that is 180 days after the date of IPO, the “IPO Lock-Up Period”), or in the event of no IPO, on the Closing Date, then you will not receive any of the Deal Incentive Award, except as otherwise provided below under “Termination of Employment”. Further, if you cease to be employed either (i) by Newco, for any reason, after the last date of the IPO Lock-Up Period but prior to the earlier of (a) the end of the lock-up period relating to a secondary offering of its stock (i.e., such date that is 90 days after such secondary offering of Newco stock, the “Secondary Lock-Up Period”), or (b) the date of closing of a merger of Newco or (ii) by the trade sale purchaser of the US insurance business, either voluntarily or for Cause, prior to the First Anniversary, then you will not receive or vest in the second 50% of the Deal Incentive Award. You will receive more details on the Deal Incentive Award as soon as they are available.

2

Termination of Employment: In addition to any severance benefit to which you may be entitled, if your employment is terminated by ING without Cause prior to the earlier of (i) the first vesting of 50% of the Newco IPO shares or (ii) the Closing Date of a trade sale of Newco, then you will be paid a taxable cash lump sum payment equal to $600,000. For purposes of this Offer Letter, “Cause” shall mean the occurrence of any of the following: (i) your gross or willful misconduct that causes demonstrable and serious injury to ING; (ii) your failure to adhere to any written policy of the Company applicable to you including, but not limited to, the Code of Conduct, the Code of Ethics and the Personal Trading Policy; (iii) your conduct that may have a material and adverse impact on the Company’s standing and reputation (including but not limited to, the conviction for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment); (iv) your continued and unjustified failure or refusal to perform the duties required of you by ING, which failure or refusal is not cured within thirty (30) days following your receipt of written notice from your supervisor, specifying the factors or events constituting such failure or refusal; or (v) the willful misappropriation (or attempted misappropriation) of any of ING’s or any ING customer’s funds or property. Notwithstanding anything contained in this letter to the contrary, ING and you agree to cooperate in good faith so that all payments made under this letter will conform and fully comply with Internal Revenue Code Section 409A and the regulations promulgated thereunder.

Severance Benefits: Under the current ING Americas severance plan, your severance benefit would equate to 52 weeks of base salary continuation. To provide added assurance to you, ING will guarantee this level of benefit coverage for you for a period of two years from your date of hire even in the event the levels of benefit under the policy were otherwise to be changed during such period.

Deferred Compensation Savings Plan: You will be eligible to participate in the Company’s Deferred Compensation Savings Plan (DCSP) effective on your date of hire. If you would like to receive a copy of the plan details and enrollment materials please contact Paula Ward at (770) 933-3639. You must return your enrollment forms to the Executive Compensation Department within 30 days of your date of hire to participate in 2011. Deferrals start as soon as practical after you submit your elections.

401(k) (ING Americas Savings Plan and ESOP (“Savings Plan”): ING’s Savings Plan matches 100% of the first 6% of eligible compensation you contribute, subject to IRS limits. You may enroll in the Savings Plan as soon as the plan administrator receives your payroll data (usually within 1 week of your hire date). If you do not enroll within your first 60 days of employment, the Company does provide for automatic enrollment at a rate of 3% of eligible pay after 60 days of your start date, and includes an automatic 1% escalation in contribution rate each March until it reaches 6%. You may change the amount of contributions or stop deferrals to the Savings Plan and change investment elections at any time. You will receive enrollment instructions with your other benefit information. The Savings Plan also accepts rollovers from any other qualified plans at any time. The Company match of eligible compensation begins upon your enrollment but is subject to a vesting schedule.

Employment Benefits: The Company offers flexible benefits that you can use to build a benefits package that meets your needs (i.e., medical, dental, vision, life insurance, etc.). Benefits information will be mailed to you at your home address. These benefits are available immediately upon receipt of enrollment materials at the benefits service center.

3

Paid Time-Off (PTO) Bank: Under current Company policy, you will receive an annual allotment of 33 days of PTO, prorated based on your start date. The PTO Bank can be used for absences for vacation, personal time, family illness and individual sick days.

Changes to Benefit Programs: Except as provided above under “Long-Term Incentive Program” and under “Severance Benefits”, the benefit programs described on ING’s on boarding site may be changed by the Company, in whole or in part, at any time, with or without notice to you. Your participation in any benefit programs does not ensure your continued employment or the right to any benefits, except as specifically provided in any Company benefit plan.

Confidentiality of Information: In the performance of your duties on behalf of the Company, you will have access to, receive and be entrusted with confidential information regarding the Company, its affiliates and their clients. All such confidential information is to be held in strictest confidence and, except in the performance of your duties on behalf of the Company, you shall not directly or indirectly disclose or use any such confidential information. This information shall be and remain the Company’s sole and exclusive property. Upon termination of your employment, or whenever requested by the Company, you shall promptly deliver to the Company any and all confidential information or other Company property in your possession or under your control.

Contingencies: This offer is contingent upon successful completion of a reference and background check, a U-4 Application (if applicable) and verification that you are legally entitled to work in the United States. Federal law requires all new employees to demonstrate their entitlement to work in this country. Please be prepared to present valid identification as listed on the I-9 Employment Eligibility Verification list of acceptable documents.

Employment at Will: This letter is not intended to create an employment contract, and the terms and conditions of your employment may be changed at the Company’s discretion. Employment with the Company is on an at-will basis. This means that you are not employed for any set period of time, and you or the Company may terminate your employment at any time, for any reason.

4

Please indicate your acceptance of this offer by signing below and returning one signed original to me. Please contact me directly if you have any questions at 212-309-8294.

Sincerely,

/s/ Robert G. Leary Agreed to by:

/s/ Maliz Beams Signature	5/27/2011 Date

*	Please note that “ING” is not a legal entity and does not constitute your employer. You will be employed by a U.S. legal entity that is affiliated with the ING brand and which shall be bound by the terms and conditions set forth herein.

5